UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2023

ROCKWELL MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23661	38-3317208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30142 S. Wixom Road, Wixom, Michigan 48393
(Address of principal executive offices, including zip code)

(248) 960-9009
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each exchange on which registered
Common Stock, par value $0.0001	RMTI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 18, 2023, Rockwell Medical, Inc. (the “Company”) and DaVita Inc. (“DaVita”) entered into an Amended and Restated Products Purchase Agreement (the “Amended Agreement”), which amends and restates the Products Purchase Agreement, dated July 1, 2019, as amended, under which the Company supplies DaVita with certain dialysis concentrates.

Under the Amended Agreement, the Company and DaVita agreed to an increase in product pricing, effective September 1, 2023 and a one-time payment to Rockwell on or after December 1, 2023. The term of the Amended Agreement will expire on December 31, 2024. DaVita will have the right, in its sole discretion upon written notice to the Company given no later than September 30, 2024, to further extend the term through December 31, 2025. In the event of such an extension, product pricing will be increased for the extended term.

In addition, DaVita is required to provide the Company with nine-month purchasing forecasts and a commitment to purchase at least the forecasted amounts. In the event that DaVita does not meet its forecasts, it is required to pay the Company for the amount forecasted, purchase additional product, or the Company may terminate the Amended Agreement.

Upon expiration or termination of the Amended Agreement, and upon request by DaVita, the Company has agreed to provide transition services to DaVita during a transition period.

The foregoing summary of the Amended Agreement is subject to, and qualified in its entirety by reference to, the Amended Agreement, which the Company intends to file with its quarterly report on Form 10-Q for the quarter ended September 30, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

Date: September 21, 2023	By:	/s/ Mark Strobeck
Mark Strobeck
Chief Executive Officer